EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-108019 of Tellium, Inc. on Form S-4 of our report dated January 29, 2003 (except Note 16, dated March 7, 2003), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill in 2002), appearing in the Annual Report on Form 10-K of Tellium, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

September 19, 2003